Exhibit 3.27

CERTIFICATE OF FORMATION
OF
DIORAMA SERVICES COMPANY, LLC

        1.     The name of the limited liability company is Diorama Services Company, LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Diorama Services Company, LLC this 30 day of December, 2005.

/s/ Raal Roos Raal Roos Authorized Person